Exhibit 99.1

Relay Therapeutics Reports Third Quarter 2025 Financial Results and Corporate Updates

Continued focused execution of RLY-2608 clinical trials in PI3Kα-mutated breast cancer and vascular malformations

Appointed Lonnel Coats and Habib Dable, former biotech CEOs with launch and commercialization expertise, to the Company’s Board of Directors

Approximately $596 million in cash, cash equivalents and investments at end of Q3 2025

Cambridge, Mass. – November 6, 2025 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage, small molecule precision medicine company developing potentially life-changing therapies for patients living with cancer and genetic disease, today reported third quarter 2025 financial results and corporate updates.

“We are pleased with the clinical progress we’ve made across all three of our RLY-2608 trials in breast cancer and vascular malformations,” said Sanjiv Patel, M.D., President and Chief Executive Officer of Relay Therapeutics. “In conjunction with our company’s focus on clinical execution, we are pleased to welcome to our Board, Mr. Coats and Mr. Dable, whose extensive experiences in late-stage development and commercialization will help to guide us as we advance our programs.”

Board of Directors Updates

Effective November 4, 2025, Lonnel Coats and Habib Dable were appointed to Relay Therapeutics’ Board of Directors.

Lonnel Coats is the former Chief Executive Officer and director of Lexicon Pharmaceuticals, Inc., a biopharmaceutical company. Prior to his time at Lexicon, from 1996 to 2014, Mr. Coats served in a series of leadership positions at Eisai Inc. and Eisai Corporation of North America, U.S. subsidiaries of Tokyo-based Eisai Co., Ltd., a Japanese pharmaceutical company, including as Chief Executive Officer of Eisai Inc. from 2010 to 2014 and as President and Chief Operating Officer of Eisai Inc. from 2004 to 2010. As President and Chief Executive Officer of Eisai, Mr. Coats oversaw the commercialization of Eisai products in the therapeutic areas of oncology, neurology, gastro-intestinal, epilepsy and metabolic disorders. Prior to joining Eisai, Mr. Coats spent eight years with Janssen Pharmaceuticals, Inc., a division of Johnson & Johnson, where he held a variety of management and sales positions. Mr. Coats is a former member of the board of directors of Blueprint Medicines and Verve Therapeutics. Mr. Coats holds a B.S. in Public Administration from Oakland University.

Habib Dable has over 30 years of experience in the healthcare industry and is currently an advisor at RA Capital Management, L.P. Most recently, Mr. Dable was President and Chief Executive Officer of Acceleron Pharma Inc., a biopharmaceutical company targeting leading-edge therapies for patients with serious and rare diseases, until its acquisition by Merck in 2021. Prior to joining Acceleron in 2016, Mr. Dable spent 22 years at Bayer AG where he served as President of U.S. Pharmaceuticals; Executive Vice President, Global Head Specialty Medicine; Vice President, Ophthalmology; Global Launch Team Head, EYLEA®; Global Head, Neurology and Ophthalmology; and Vice President, Regional Head, Hematology

and Cardiology. He also serves on the board of directors of Day One Biopharmaceuticals, PepGen Inc. and BioLink.org. Mr. Dable is also a former member of the board of directors of Blueprint Medicines, Millendo Therapeutics, Aerovate Therapeutics and Albireo Pharma. Mr. Dable received a B.B.A and M.B.A. from the University of New Brunswick.

RLY-2608 Highlights

•
Breast Cancer Clinical Trial Execution
o
Continued Phase 3 ReDiscover-2 trial of RLY-2608 + fulvestrant in PI3Kα-mutated, CDK4/6 pre-treated, HR+/HER2- advanced breast cancer
o
Continued Phase 1/2 ReDiscover trial, advancing the ongoing triplet cohorts with RLY-2608 + fulvestrant + atirmociclib, palbociclib, or ribociclib
•
Vascular Malformations Clinical Trial
o
Continued execution of ongoing Phase 1/2 ReInspire clinical trial in vascular malformations

Third Quarter 2025 Financial Results

Cash, Cash Equivalents and Investments: As of September 30, 2025, cash, cash equivalents and investments totaled $596.4 million, as compared to $781.3 million as of December 31, 2024. The company expects its current cash, cash equivalents, and investments will be sufficient to fund its operating expenses and capital expenditure requirements into 2029.

R&D Expenses: Research and development expenses were $68.3 million for the third quarter of 2025, as compared to $76.6 million for the third quarter of 2024. The decrease of $8.4 million was primarily due to the series of strategic choices made to streamline the research organization throughout 2024 and 2025, as well as cost avoidance on continued development of lirafugratinib after execution of the license agreement with Elevar Therapeutics, Inc. in December 2024, offset by increases in costs for the ReDiscover-2 Trial and ReInspire Trial.

G&A Expenses: General and administrative expenses were $12.1 million for the third quarter of 2025, as compared to $19.8 million for the third quarter of 2024. The decrease of $7.6 million was primarily due to a decrease in stock compensation expense, as well as other employee compensation costs.

Net Loss: Net loss was $74.1 million for the third quarter of 2025, or a net loss per share of $0.43, as compared to a net loss of $88.1 million for the third quarter of 2024, or a net loss per share of $0.63.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage, small molecule precision medicine company developing potentially life-changing therapies for patients living with cancer and genetic disease. Relay's Dynamo® platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. The company’s lead clinical asset, RLY-2608, is the first pan-mutant selective PI3Kα inhibitor to enter clinical development and is currently in a Phase 3 clinical trial (ReDiscover-2) in HR+/HER2- metastatic breast cancer. RLY-2608 is also being investigated in a group of genetic disease indications called PI3Kα-driven vascular malformations. Relay's pipeline also includes late-stage research programs for NRAS-driven solid tumors and Fabry disease. For more information, please visit www.relaytx.com or follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Relay Therapeutics’ strategy, business plans and focus; the progress and timing of the clinical development of the programs across Relay Therapeutics’ portfolio; the expected therapeutic benefits of Relay Therapeutics’ programs; results of Relay Therapeutics’ current and future preclinical studies and clinical trials; the potential market opportunity for Relay Therapeutics’ programs; the cash runway projection; and the expectations regarding Relay Therapeutics’ use of capital and expenses. The words “may,” “might,” “will,” “could,” “would,” “should,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions, or the negative thereof, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with:; the timing, execution, and expected impact of Relay Therapeutics’ restructuring activities (including the scope and timing of workforce reductions); the expected decrease in annual spending; the expected sufficiency of Relay Therapeutics’ existing cash resources; the internal and external costs required for Relay Therapeutics’ ongoing and planned activities, and the resulting impact on expense and use of cash, may be higher than expected, which may cause the company to use cash more quickly than expected or to change or curtail some of Relay Therapeutics’ plans or both; the impact of global economic uncertainty, geopolitical instability and conflicts, or public health epidemics or outbreaks of an infectious disease on countries or regions in which Relay Therapeutics has operations or does business, as well as on the timing and anticipated results of its clinical trials, strategy, future operations and profitability; significant political, trade, or regulatory developments, such as tariffs, beyond Relay Therapeutics’ control; the delay or pause of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the preliminary or interim results of its preclinical or clinical trials, including Relay Therapeutics’ Phase 3 Re-Discover-2 trial, may not be predictive of future or final results in connection with future clinical trials of its product candidates and that interim and early clinical data may change as more patient data become available and are subject to audit and verification procedures; the design and rate of enrollment for current clinical trials may not enable successful completion of the trial(s); Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of its planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:

Pete Rahmer

prahmer@relaytx.com

Media:

Dan Budwick

1AB

973-271-6085

dan@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2025	2024	2025	2024
Revenue:
License and other revenue	$—	$—	$8,355	$10,007
Total revenue	—	—	8,355	10,007
Operating expenses:
Research and development expenses	$68,262	$76,619	$205,968	$251,014
Change in fair value of contingent consideration liability	—	—	—	(13,206)
General and administrative expenses	12,129	19,750	44,495	59,688
Total operating expenses	80,391	96,369	250,463	297,496
Loss from operations	(80,391)	(96,369)	(242,108)	(287,489)
Other income:
Interest income	6,407	8,274	21,325	25,772
Other (expense) income	(165)	(10)	(806)	13
Total other income, net	6,242	8,264	20,519	25,785
Net loss	$(74,149)	$(88,105)	$(221,589)	$(261,704)
Net loss per share, basic and diluted	$(0.43)	$(0.63)	$(1.30)	$(1.94)
Weighted average shares of common stock, basic and diluted	172,389,209	140,229,056	170,973,889	134,651,728
Other comprehensive income (loss):
Unrealized holding gain	656	3,849	1,484	2,705
Total other comprehensive income	656	3,849	1,484	2,705
Total comprehensive loss	$(73,493)	$(84,256)	$(220,105)	$(258,999)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2025	December 31, 2024
Cash, cash equivalents and investments	$596,431	$781,323
Working capital (1)	591,409	758,475
Total assets	670,000	871,296
Total liabilities	62,291	93,504
Total stockholders’ equity	607,709	777,792
Restricted cash	2,258	2,119

(1) Working capital is defined as current assets less current liabilities.